Exhibit 107
Calculation of Filing Fee Tables
FORM S-3ASR
(Form Type)
OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, par value $5 per share	Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Cumulative Preferred Shares	Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Depositary Shares	Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Debt	Debt Securities	Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Securities Warrants	Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Units(1)	Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Total Offering Amounts					(2)		(3)
	Total Fee Offsets
	Net Fee Due							(3)

(1)Consisting of any combination of common shares, cumulative preferred shares, depositary shares, debt securities and securities warrants.

(2)The securities registered hereunder include such indeterminate number of shares of common shares, cumulative preferred shares, depositary shares, debt securities, securities warrants and units as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of each class of identified securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, Otter Tail Corporation hereby defers payment of the registration fee required in connection with this Registration Statement.